UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13D/A


                    Under the Securities Exchange Act of 1934
                               (Amendment No.  4  )*
                                             -----

                                  AMEDISYS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                     COMMON
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    023436108
                         ------------------------------
                                 (CUSIP Number)

     David Nierenberg, The D3 Family Fund, 19605 NE 8th St., Camas, WA  98607
                                  (360)604-8600
 ------------------------------------------------------------------------------
                      (Name, Address and Telephone Number
                        of Person Authorized to Receive
                          Notices and Communications)


                                    12/1/2003
                        -------------------------------
                         (Date of Event which Requires
                           Filing of this Statement)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                         1 of 11

                                  SCHEDULE 13D

CUSIP No. 023436108                                                 Page 2 of 11

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The D3 Family Fund, L.P. (David Nierenberg is President of the General Partner, which is Nierenberg Investment Management Company, Inc.)
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]
      --------------------------------------------------------------------------
 3)   SEC USE ONLY

      --------------------------------------------------------------------------
 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------
 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

      --------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Washington
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              915,780 (7.7%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              915,780
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Aggregate amount owned is 1,459,944 shares (12.3%)

      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]

      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      12.3%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      PN
      --------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 023436108                                                 Page 3 of 11

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The D3 Family Retirement Fund, L.P.
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]
      --------------------------------------------------------------------------
 3)   SEC USE ONLY

      --------------------------------------------------------------------------
 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------
 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

      --------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Washington
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              383,370  (3.2)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              383,370
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Aggregate amount owned is 1,459,944 shares (12.3%)

      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]

      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      12.3%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      PN
      --------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 023436108                                                 Page 4 of 11

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The D3 Children's Fund, L.P.
      --------------------------------------------------------------------------
 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]
      --------------------------------------------------------------------------
 3)   SEC USE ONLY

      --------------------------------------------------------------------------
 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------
 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

      --------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Washington
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              79,875  (0.7%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              79,875
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Aggregate amount owned is 1,459,944 shares (12.3%)

      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]

      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      12.3%
      --------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON*

      PN
      --------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 023436108                                                 Page 5 of 11

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The D3 Offshore Fund, LP
      --------------------------------------------------------------------------
 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]
      --------------------------------------------------------------------------
 3)   SEC USE ONLY

      --------------------------------------------------------------------------
 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------
 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]
      --------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      The Bahamas
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              79,419 (0.7%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              79,419
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Aggregate amount owned is 1,459,944 shares (12.3%)
      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      12.3%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      CO
      --------------------------------------------------------------------------

                                   SCHEDULE 13D

CUSIP No. 023436108                                                 Page 6 of 11

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Henry E. Hooper
      --------------------------------------------------------------------------
 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]
      --------------------------------------------------------------------------
 3)   SEC USE ONLY

      --------------------------------------------------------------------------
 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------
 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

      --------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Washington
      --------------------------------------------------------------------------
                          7)  SOLE VOTING POWER
      NUMBER OF
                              1,500 (0.0%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              1,500
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Aggregate amount owned is 1,459,944 shares (12.3%)
      --------------------------------------------------------------------------
12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      12.3%
      --------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                                                   Page 7 of 11
Item 1.  Security and Issuer

         Common stock of Amedisys, Inc. (AMED),
         11100 Mead Road, Suite 300,
         Baton Rouge, LA 70816

Item 2.  Identity and Background

         The D3 Family Fund, L.P., a Washington State limited partnership, whose principal business is investing in domestic micro-cap public equities. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in Item 2(d) and (e).

Item 3.  Source and Amount of Funds or Other Consideration

         Source of funds is money invested in the partnership by its partners. Aggregate amount invested by The D3 Family Fund, L.P.in AMED is $6,562,700.

Item 4.  Purpose of Transaction

         We have neither bought nor sold shares of AMED. Rather we are making this filing because AMED's recently announced private placement of common shares has altered our ownership percentage.

         We remain convinced that home health care has solid prospects as the low cost, high quality alternative to inpatient hospitalization. And we believe that AMED has a bright future in this market segment, as a rapidly growing regional consolidator of high quality geriatric home nursing services for Medicare patients.

         Though AMED's share price this year has risen from $6.04 to recent price levels, we are still holding all of our shares for long-term investment. We view the company as being capable of growing EPS at a 30% annual rate for some time to come; therefore, we expect to remain a substantial shareholder at least until the company's forward P-E multiple rises to approximate its long-term earnings growth rate.

Item 5.  Interest in Securities of the Issuer

         (a,b) D3 Family Fund owns and has sole voting power over 915,780 AMED shares.
         (c)    N/A
         (d)    N/A
         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer
         N/A

Item 7.  Material to be Filed as Exhibits
         N/A

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

August 6, 2003                               /s/DAVID NIERENBERG
-----------------                           ------------------------------------
      Date                                  David Nierenberg
                                            President
                                            Nierenberg Investment Management
                                              Company, Inc., the General Partner
                                              of The D3 Family Fund, L.P.

Item 1.  Security and Issuer

         Common stock of Amedisys, Inc. (AMED),
         11100 Mead Road, Suite 300,
         Baton Rouge, LA 70816

Item 2.  Identity and Background

         The D3 Family Retirement Fund, L.P., a Washington State limited partnership, whose principal business is investing in domestic micro-cap public equities. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in Item 2(d) and (e).

Item 3.  Source and Amount of Funds or Other Consideration

         Source of funds is money invested in the partnership by its partners. Aggregate amount invested by The D3 Family Retirement Fund, L.P.in AMED is $2,386,400.

Item 4.  Purpose of Transaction

         See Item 4., page 7.

Item 5.  Interest in Securities of the Issuer

         (a,b) D3 Family Retirement Fund owns and has sole voting power over 383,370 AMED shares.

         (c)    N/A

         (d)    N/A

         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         N/A

Item 7.  Material to be Filed as Exhibits

         N/A

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



December 16, 2003                           /s/DAVID NIERENBERG
-----------------                       ------------------------------------
      Date                              David Nierenberg
                                        President
                                        Nierenberg Investment Management
                                          Company, Inc., the General Partner
                                          of The D3 Family Retirement Fund, L.P.

Item 1.  Security and Issuer

         Common stock of Amedisys, Inc. (AMED),
         11100 Mead Road, Suite 300,
         Baton Rouge, LA 70816

Item 2.  Identity and Background

         The D3 Children's Fund, L.P., a Washington State limited partnership, whose principal business is investing in domestic micro-cap public equities. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in Item 2(d) and (e).

Item 3.  Source and Amount of Funds or Other Consideration

         Source of funds is money invested in the partnership by its partners. Aggregate amount invested by The D3 Children's Fund, L.P.in AMED 1s $579,400.

Item 4.  Purpose of Transaction

         See Item 4., page 7.

Item 5.  Interest in Securities of the Issuer

         (a,b) D3 Children's Fund owns and has sole voting power over 79,875 AMED shares.

         (c)    N/A

         (d)    N/A

         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         N/A

Item 7.  Material to be Filed as Exhibits

         N/A

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



December 16, 2003                           /s/DAVID NIERENBERG
-----------------                       ------------------------------------
      Date                              David Nierenberg
                                        President
                                        Nierenberg Investment Management
                                          Company, Inc., the General Partner
                                          of The D3 Children's Fund, L.P.

Item 1.  Security and Issuer

         Common stock of Amedisys, Inc. (AMED),
         11100 Mead Road, Suite 300,
         Baton Rouge, LA 70816

Item 2.  Identity and Background

         The D3 Offshore Fund, L.P., a Washington State limited partnership, whose principal business is investing in domestic micro-cap public equities. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in Item 2(d) and (e).

Item 3.  Source and Amount of Funds or Other Consideration

         Source of funds is money invested in the partnership by its partners. Aggregate amount invested by The D3 Children's Fund, L.P.in AMED 1s $546,600.

Item 4.  Purpose of Transaction

         See Item 4., page 7.

Item 5.  Interest in Securities of the Issuer

         (a,b) D3 Children's Fund owns and has sole voting power over 78,050 AMED shares.

         (c)    N/A

         (d)    N/A

         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         N/A

Item 7.  Material to be Filed as Exhibits

         N/A

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



December 16, 2003                           /s/DAVID NIERENBERG
-----------------                       ------------------------------------
      Date                              David Nierenberg
                                        President
                                        Nierenberg Investment Management
                                          Company, Inc., the General Partner
                                          of The D3 Offshore Fund, L.P.

Item 1.  Security and Issuer

         Common stock of Amedisys, Inc. (AMED),
         11100 Mead Road, Suite 300,
         Baton Rouge, LA 70816

Item 2.  Identity and Background

         (a)  Henry Hooper, a United States Citizen.

         (b)  4317 Wistaria Dr., Portland, OR 97213.

         (c)  Mr. Hooper is a General Partner of the D3 Family Fund, LP.

         (d) No convictions or administrative proceedings as described in Items 2(d) and (e).

         (e)  None.

         (f)  United States, resident of Oregon.

Item 3.  Source and Amount of Funds or Other Consideration

         Mr. Hooper has sole voting and dispositive power over, his 1,500 AMED shares.

Item 4.  Purpose of Transaction

         See Item 4., page 7.

Item 5.  Interest in Securities of the Issuer

         (a,b) Mr. Hooper has sole voting and dispositive power over, his 1,500 AMED shares.

         (c)    N/A

         (d)    N/A

         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         N/A

Item 7.  Material to be Filed as Exhibits

         N/A

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



December 16, 2003                           /s/DAVID NIERENBERG
-----------------                           ------------------------------------
      Date                                  David Nierenberg
                                            President
                                            Nierenberg Investment Management
                                              Company, Inc., the General Partner
                                              of The D3 Family Fund, L.P.